Exhibit 19
UiPath, Inc.
Insider Trading Policy
Objective
Securities laws in the United States and other countries prohibit insiders of a public company, such as employees, officers, members of the board of directors, contractors and consultants, from trading in the securities of that company on the basis of “inside” information. It is a serious crime to violate these insider trading laws. The U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority vigilantly monitor stock trading and routinely investigate suspicious activity worldwide. Violations can lead to serious consequences, including severe financial penalties and federal prison time. In addition to the direct liability insiders may face for insider trading violations, public companies and members of their board of directors and officers may be liable for failures to take reasonable steps to prevent such violations by company insiders. As a result, UiPath, Inc. has adopted this Insider Trading Policy. Throughout this policy, we refer to UiPath, Inc. and its subsidiaries simply as “UiPath.”
UiPath’s Insider Trading Policy includes strict requirements about securities trading and is designed to help you comply with the insider trading laws, so that you and UiPath can avoid even the appearance of wrongdoing. However, it is your responsibility to understand and comply with all applicable securities laws, and you should not rely on this policy to replace that responsibility.
Violating this policy may result in disciplinary action, up to and including termination of your employment or other relationship with UiPath. If you have any questions about this policy, you are encouraged to submit a Help Center ticket to the Legal Department or the Equity Team.
Scope
This policy applies to all:
•UiPath employees and officers;
•contractors or consultants to UiPath who have access to material non-public information; and
•members of UiPath’s Board of Directors (the “Board”).
We refer to these individuals as “UiPath Personnel” in this policy. If you are covered by this policy, it also applies to (i) anyone living in your household, (ii) any individuals (whether or not living in your household) whose securities transactions are subject to your influence or control, and (iii) any entities such as corporations, partnerships, trusts and estates, whose securities transactions you control (“Related Persons and Entities”). You are responsible for the transactions of these Related Persons and Entities and therefore you should make them aware of the need to confer with you before they trade in UiPath securities. For purposes of this policy and the securities laws, you should consider all such transactions by Related Persons and Entities as if the transactions were for your own account. UiPath Personnel and Related Persons and Entities are collectively referred to as “UiPath Insiders” in this policy.
In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.

Financial Advisors and Brokers
You are responsible for making sure your financial advisors and brokers are aware of this policy and that any actions they take on your behalf are compliant with this policy. Even if your financial advisor or broker has discretionary control over your accounts, all transactions must comply with this policy, including the trading windows.
1.Policy Principles
UiPath is committed to complying with all applicable insider trading laws. Our policy is straightforward:
1.You may not trade UiPath securities, or the stock of other companies working with UiPath when you have material non-public information.
2.You may not disclose UiPath's material non-public information to other people - as this can be considered "tipping", which is illegal.
For purposes of this policy, the terms "trade", "trading", and "transactions" include not only purchases and sales of UiPath's securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of securities and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Further details are described below, and you may find additional information to foster your compliance with this policy on UiPath's internal employee portal.
2.Trading Windows and Blackout Periods
Trading windows are periods of time when UiPath Insiders are either permitted or prohibited from trading UiPath securities. When the trading window is open, UiPath Insiders may buy, sell or gift UiPath securities provided they are not in possession of material non-public information. When the trading window is closed (also known as a "blackout period"), UiPath Insiders may not trade UiPath securities because there is a greater risk that UiPath Insiders may have or be assumed to have material non-public information. It is your responsibility to terminate any open trades when UiPath's trading window closes, and you should refrain from setting up any automated trade features in your brokerage accounts unless you have a 10b5-1 Plan (as defined below) in place.
Quarterly Blackout Periods
UiPath's trading windows are posted in Shareworks or can be found on Equity Central located on Inside UiPath. The quarterly blackout periods are subject to change at any time at UiPath's full discretion, so you should check the calendar regularly prior to any planned transaction.
Event-Specific Blackouts
From time to time UiPath may need to close an otherwise open trading window for some or all UiPath Personnel without advance notice. If this occurs, impacted UiPath Personnel will be notified by email. If you are among the impacted UiPath Personnel, you are responsible for notifying your broker and any Related Persons and Entities that the trading window closed and for terminating any open trades. All those affected shall not trade in UiPath securities while the suspension is in effect, and shall not disclose to others inside or outside UiPath that trading has been suspended for certain individuals.

Pre-Clearance
Special pre-clearance rules apply to UiPath's Board members, Section 16 officers, and certain other designated individuals, even when the trading window is open. Those individuals should consult "Pre-Clearance for Board Members, Section 16 Officers, and other Designated Individuals" below.
3.Prohibited Transactions
UiPath is dedicated to building stockholder value. The following transactions are prohibited because they result in UiPath Insiders no longer having objectives that are aligned with UiPath's stockholders or may otherwise cause a UiPath Insider to violate this policy.
•Derivative Securities and Hedging: You may not trade derivative securities of UiPath, and you may not engage in any transactions that are designed to hedge or speculate on any change in the market value of UiPath's securities. Derivative securities include, but are not limited to, options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds. Employee stock options are not derivative securities.
•Short Selling: Short selling includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back in the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
•Margin Loans and Accounts: You may not purchase UiPath securities on margin or hold them in a margin account. Purchasing securities on margin is the use of borrowed money from a brokerage firm to purchase securities. Holding UiPath securities in a margin account means you are using UiPath securities as collateral for a loan from your brokerage firm. These transactions are prohibited because they could be subject to a margin call in a closed trading window or while you possess material non-public information.
•Pledging and Loan Collateral: You may not pledge UiPath securities to secure a loan, including an equity line of credit. These transactions are prohibited because they may require you to sell UiPath securities while you are in a closed trading window or while you possess material non-public information.
4.Pre-Clearance for Board Members, Section 16 Officers, and other Designated Individuals
All trades by Board members, Section 16 officers, and other persons designated from time-to-time by the Legal Department (other than trades pursuant to an approved 10b5-1 plan) are subject to prior review and pre-clearance by the Chief Legal Officer, SVP Corporate Legal, or their designee, regardless of whether the trading window is open.
To request pre-clearance through Shareworks, follow the procedures in the tool. For individuals with shares outside of Shareworks, follow the procedures on Equity Central. Pre-clearance is at the sole discretion of UiPath. Pre-clearance is good for five trading days or, if earlier, until the trading window closes. You may request repeated pre-clearance while the window is open. You are responsible for retaining evidence of approval to trade while you are subject to this policy.

5.Policy Breach and Reporting
You must report any suspected violation of this policy that comes to your attention. UiPath will not retaliate against any individual for reporting violations in good faith; provided that good faith self-reporting does not absolve an individual from disciplinary action for the underlying violation of this policy. Reports may be made through any of the following channels:
•the Chief Legal Officer, the SVP of Corporate Legal or the Global Compliance Officer;
•the Chief Financial Officer, Chief Accounting Officer, or Head of Internal Audit or equivalent;
•by email to legal.compliance@uipath.com; and
•If you wish to report anonymously and/or do not wish to address with your managers or the People or Compliance Teams, you can use the means provided by the independent vendor as follows:
Web app: uipath.ethicspoint.com
Phone app: uipathmobile.ethicspoint.com
Hotline: There are dedicated lines for each country where UiPath has an entity. Access uipath.ethicspoint.com and select the country you are located in. This action will display the hotline number for your country.
No retaliation will be taken against you for reporting a suspected breach that you believe in good faith to be true or for participating in an investigation.
6.Policy Modifications
UiPath reserves the right to modify and/or revoke this policy in its sole discretion. Failure to adhere to this policy may result in disciplinary action, up to and including, termination.
Disclaimer
Neither UiPath nor any UiPath Personnel responsible for administering this policy will be liable for any act taken pursuant to this policy, including any failure to approve a trade, or for imposing any closed trading window. This policy is not intended to, and does not, create any legal rights in any UiPath Insiders or third parties, including investors, partners, creditors, customers, suppliers and others having relationships with UiPath or UiPath Insiders.
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